   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 2000

                                                     REGISTRATION NO.
                                                                      ----------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              VITECH AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     FLORIDA                              65-0419086
         (State or other jurisdiction of               (I.R.S. Employer
         incorporation or organization)               Identification No.)

                           2190 NORTHWEST 89TH PLACE
                              MIAMI, FLORIDA 33172
                                 (305) 477-1161
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


WILLIAM C. ST. LAURENT       With copies to: JAMES M. SCHNEIDER, ESQ.
Vitech America, Inc.                         JOEL D. MAYERSOHN, ESQ.
2190 Northwest 89th Place                    Atlas Pearlman, P.A.
Miami, Florida 33172                         350 East Las Olas Blvd., Suite 1700
(305) 477-1161                               Fort Lauderdale, Florida 33301
Telecopier: (305) 477-1379                   (954) 763-1200
                                             Telecopier: (954) 766-7800

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                             PROPOSED             PROPOSED
                                           AMOUNT            MAXIMUM               MAXIMUM             AMOUNT OF
       TITLE OF EACH CLASS OF              TO BE         OFFERING PRICE           AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED        REGISTERED(1)      PER SHARE(2)        OFFERING PRICE            FEE
--------------------------------------------------------------------------------------------------------------------

Common Stock, no par value per share       750,120       $3.94                 $2,986,673            $788.48

--------------------------------------------------------------------------------------------------------------------
TOTAL
--------------------------------------------------------------------------------------------------------------------

(1) Shares of common stock set forth in the Calculation of Registration Fee table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sale prices for the Registrant's common stock as reported on the Nasdaq National Market System on September 28, 2000, in accordance with Rule 457 of the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS                       SUBJECT TO COMPLETION DATED SEPTEMBER 29, 2000


                         750,120 SHARES OF COMMON STOCK

                              VITECH AMERICA, INC.

         The shareholders of Vitech America, Inc. listed in this prospectus are offering and selling up to 750,120 shares of our common stock. We expect that shareholders using this prospectus will sell the stock

         -        in ordinary brokers' transactions;
         -        in transactions directly with market makers; or
         -        in privately negotiated sales or otherwise.

         The selling security holders will determine when they will sell shares, and in all cases they will sell shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling security holders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares. The selling security holders and any brokers and dealers that they use may be considered to be "underwriters" within the meaning of the securities laws, and any commission received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

         We will not receive any of the proceeds from the sales by selling security holders. Securities laws and SEC regulations may require selling security holders to deliver this prospectus to purchasers when they resell their shares of common stock.

         YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY A POTENTIAL INVESTOR.

         THE COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS             , 2000

                               TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION..................................................................          2

RISK FACTORS.........................................................................................          3

BUSINESS ............................................................................................          8

SELLING SECURITY HOLDERS.............................................................................          9

PLAN OF DISTRIBUTION.................................................................................         11

DESCRIPTION OF SECURITIES............................................................................         12

LEGAL MATTERS........................................................................................         13

EXPERTS  ............................................................................................         13

INDEMNIFICATION......................................................................................         13

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." The SEC also allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file later with the SEC will automatically update and supersede this information. We will incorporate by reference the documents listed below and any future filings we make we will make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 1999.

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

(c)      Current Report on Form 8-K dated June 15, 2000.

         You may request a copy of these filings, at no cost by writing or telephoning our chief financial officer at the following address: Vitech America, Inc., 2190 Northwest 89th Place, Miami, Florida 33172 (305-477-1161).

         Except for the historical information contained herein, the matters discussed in this prospectus under "Risk Factors", in addition to certain statements contained elsewhere in this prospectus or in our filings under the Securities Exchange Act of 1934, (the "Exchange Act"), are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by us as required by the Securities Act and the Exchange Act. We, however, undertake no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making offers for the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, based on our business and the industry in which we operate, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are not exhaustive. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also harm our business.

FACTORS RELATING TO US

WE HAVE GONE FROM PROFITABILITY IN 1998 TO A NET LOSS IN 1999 AND THERE IS NO ASSURANCE THAT WE WILL BE PROFITABLE IN THE FUTURE.

         During 1999, we experienced a substantial decrease in net sales from $195.3 million to $100.4 million and a substantial decrease of net income from $17.9 million to a net loss of $21.1 million. These decreases were principally related to the devaluation of the Brazilian currency, the Real, and the related economic conditions in Brazil. During 1999, we relied and currently we rely upon significant borrowings to finance our working capital requirements. We may operate in a negative cash flow from operations position for the foreseeable future. There are no assurances that we will be profitable or operate in a cash flow positive position.

WE ARE HIGHLY LEVERAGED AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON ACCEPTABLE TERMS.

         As of June 30, 2000, we had outstanding indebtedness from third party lenders of $69.9 million, of which $58.5 million is convertible into our common stock. $67.7 million of our outstanding indebtedness is due on or before June 30, 2001. We will be required to repay this indebtedness, including any unconverted portion, either through internally generated funds or third party financing or through refinancing of the indebtedness with the lenders. Our ability to repay the indebtedness from internally generated funds or through refinancing will depend in part upon our future performance which will be subject to economic, financial, and other factors, many of which are beyond our control. Any ability to access third party financing to repay this indebtedness will also be substantially dependent on conditions in the financial markets which are subject to fluctuations and factors outside of our control. Adequate funds may not be available when needed or may not be available on terms favorable to us. If additional funds are raised by issuing equity securities or related instruments with conversion or warrant features, dilution to our existing shareholders may result. If funding is insufficient, we may be required to delay, reduce the scope of or eliminate some or all of our expansion programs or we may default under our existing indebtedness, any of which would harm our business. The level of our indebtedness affects:

-        our vulnerability to adverse economic and industry conditions;
- our ability to obtain additional financing for future working capital expenditures, general corporate and other purposes; and
- the dedication of a substantial portion of our future cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

WE EXPECT OUR QUARTERLY RESULTS WILL CONTINUE TO FLUCTUATE AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE RESULTING IN INVESTOR LOSSES.

         Our industry generally has been subject to seasonality and to significant quarterly and annual fluctuations in operating results. Our operating results have been subject to such fluctuations. Our quarterly net sales and operating results have varied significantly as a result of, among other things:

- historical seasonal purchasing patterns and the general economic climate in Brazil;
-        the volume and timing of orders received during a quarter;
-        variations in sales mix;
-        delays in production schedules;
-        new product developments or introductions;
-        availability of components;
-        changes in product mix and pricing; and
-        product reviews and other media coverage.

         As a result of these and other factors, our operating results could fall below the expectations of securities analysts and investors in future periods. If this happens, the market for our stock would likely decrease. Our common stock has traded from a historical high of $21.25 to a historical low of $3.75. Our historical financial performance is not necessarily a meaningful indicator of future results.

WE MAY NOT BE SUCCESSFUL AS AN INFORMATION TECHNOLOGY SOLUTIONS PROVIDER.

         In 1999 we began to diversify our sales mix by offering technology services and solutions in addition to hardware and software sales. The technology solutions and services business in Brazil is extremely competitive and involves different operating risks than the sale of computer products and peripherals. It is uncertain whether our technology services and solutions business will be able to perform in a way we have anticipated. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new business segment in a rapidly evolving industry characterized by intense competition. If we are not be able to profitably grow this portion of our business our operating results would be affected.

WE DEPEND ON KEY PERSONNEL FOR OUR OPERATIONS AND MAY NOT BE ABLE TO FIND ADDITIONAL PERSONNEL IF NEEDED.

         We are dependent upon the efforts and abilities of senior management, including Georges C. St. Laurent III, Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, President and Chief Operating Officer. The loss or unavailability of the services of these individuals could harm our business. We have obtained key-person life insurance in the amount of $2.0 million on the life of each of Messrs. St. Laurent. In addition, our ability to attract and retain highly skilled personnel is critical to our operations. If we are unable to attract and retain personnel with necessary skills when needed, our business and expansion plans could be materially adversely affected.

WE DEPEND ON OUR TAX-EXEMPT STATUS IN BRAZIL.

         Under Brazilian state law, our operating subsidiary in Brazil, Microtec, is currently exempt from the payment of state import duties, state sales tax, and state services tax through 2005. Additionally, Microtec is exempted from the payment of Brazilian federal income tax through 2007, provided that we meet certain budgeted production goals. The normal rate of federal taxation on a non-exempt basis is 33%. In the event that we are unable to extend this tax-exempt status, our after-tax earnings would decline by the amount of the tax benefit, which may be substantial. In addition, earnings derived from tax exemption benefits cannot be distributed as dividends to the U.S. parent company in U.S. Dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law.

WE DEPEND ON OUR SUPPLIERS FOR QUALITY COMPONENTS FOR OUR MANUFACTURING
PROCESS.

         We purchase all of our parts from third party suppliers. Reliance on suppliers involves several risks, including:

- defective parts which can adversely affect the reliability and reputation of our products;
- a shortage of components and reduced control over delivery schedules which can adversely affect our manufacturing efficiencies; and
- increases in component costs which can adversely affect our profitability.

         We have several single-source supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance or price. If our third party suppliers are unable to provide timely and reliable supply, we could experience manufacturing delays or inefficiencies which may adversely affect our results of operations.

WE DEPEND ON CREDIT SALES AND THERE ARE RISKS ASSOCIATED WITH CUSTOMER LENDING.

         Our customer credit activities expose us to significant risks. At June 30, 2000, our outstanding exposure to customer credit risk was approximately $102.7 million. In 1999, approximately 90% of our net sales were made on credit. Our results of operations would be materially and adversely affected if demand for customer credit falls, if Brazilian Government policies curtail our ability to extend credit or to fund our extensions of credit or if customers fail to timely pay their accounts receivable when due. There can be no assurance that the allowances for doubtful accounts reserved by us will be sufficient to cover actual losses.

WE HAVE ONLY ONE MANUFACTURING FACILITY.

         All of our products are manufactured in our one facility in Brazil. In the event this facility were to experience substantial damage or our operations there were disrupted, we may be required to suspend manufacturing operations or retain third party manufacturers. Any prolonged suspension or disruption of our manufacturing operations could have a material adverse effect on us and our results of operations.

FACTORS RELATING TO OUR INDUSTRY

WE HAVE LOST MONEY IN THE PAST DUE TO THE FLUCTUATION OF THE REAL AND WE ARE NOT HEDGED TO PROTECT OURSELVES FROM FUTURE CURRENCY LOSSES.

         The relationship of the Real to the value of the U.S. Dollar have affected, and may in the future affect, our financial condition and results of operations. Principally all of our sales and receivables are denominated in the Real, while our operating results and payables are recorded in U.S. Dollars. The highest hedge coverage we have had at any one time only met 20% of our exposure. Currently, we are not engaged in hedging activities and we are not hedged against currency risks. Any significant devaluation, such as occurred during the first quarter of 1999, of the Real relative to the U.S. Dollar will have a material adverse effect on our operating results and financial condition.

WE ARE SUBJECT TO ECONOMIC, POLITICAL AND SOCIAL CONDITIONS IN BRAZIL.

         The Brazilian economy has been characterized by high rates of inflation and economic, political and social instability. This has resulted in frequent and occasionally drastic intervention by the Brazilian government. The Brazilian government's actions to address instability and effect other policies have often involved wage and price controls as well as other measures, such as tariffs, exchange controls, freezing bank accounts, imposing capital controls, seizing assets and limiting imports into Brazil. Changes in policy and other political, economic or social developments could have a material adverse effect on us.

CONTINUOUS AND RAPID TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS CHARACTERIZE OUR PRODUCTS AND SERVICES.

         In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve our existing products and services to incorporate emerging or evolving standards. We must also successfully develop and introduce new products and services that meet customer requirements. We can not assure you that we will successfully develop, market, or support these products and services or that we will respond effectively to technological changes or new product announcements or introductions by others which may adversely affect our financial results. Also, as a result of technological changes, all or a portion of our inventory may be rendered obsolete.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The markets in which we compete are highly competitive. We compete with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than us. Competitors in the computer hardware market include internationally recognized companies such as IBM, Acer, Dell, Hewlett Packard and Compaq. We also compete with other small manufacturers of computer equipment sold on what is known as the "gray market" in Brazil. Gray market manufacturers are able to offer lower prices because of the avoidance of import duties and other taxes, and the avoidance of necessary software licensing fees. Additionally, we compete in the systems integration market with internationally recognized systems integrators such as IBM, EDS and Unisys. We may not successfully compete in any market in which we conduct or may conduct operations.

FACTORS RELATING TO THE OFFERING

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.

         Sales of substantial amounts of our common stock in the public market or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. In addition to the adverse effect a price decline could have on holders of our common stock, a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. As of the date of this prospectus, there were 560,284 shares of our common stock outstanding that are not subject to lock-up but which will be eligible for sale into the public market under Rule 144. We have issued and outstanding options and warrants to purchase an aggregate of 5,937,378 shares of our common stock at exercise prices between $6.50 and $22.73 per share. The existence of such options and warrants may adversely affect the terms under which we could obtain additional equity capital and adversely affect the market price of our common stock. Additionally, we have 4,501,903 shares of our common stock that may be issued pursuant to the conversion of certain convertible notes. Upon their conversion, 1,688,836 of the shares will be eligible for immediate resale pursuant to a resale registration statement filed by us.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION AS A RESULT OF OUR STOCK PRICE VOLATILITY.

         Securities class action litigation is often brought against a company following a decline in the market price of its securities. This risk is especially acute for us because companies in our industry have experienced greater than average stock price volatility in recent years and, as a result, have generally been subject to a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business. Also, while we are a U.S. corporation with executive offices in Florida, our principal operations are conducted by our Brazilian subsidiary. For the foreseeable future, a substantial portion of our assets will be held or used outside the U.S. Consequently, enforcement by investors of civil liabilities under the federal securities laws may be adversely affected.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

         The market for securities of companies in our industry historically has been more volatile than the market for stocks in general. Within the last 15 months, the price of our stock has fluctuated between $3.75 and $12.875. The price of our common stock may be subject to wide fluctuations in response to:

-        quarter-to-quarter variations in operating results;
-        vendor additions or cancellations;
-        creation or elimination of funding opportunities;
-        favorable or unfavorable coverage of us or our officers by the press;
         and
-        the availability of new products, technology, or services.

OUR PRINCIPAL SHAREHOLDERS EXERCISE SIGNIFICANT INFLUENCE.

         Our principal shareholders together beneficially own approximately 35% of the outstanding shares of our common stock. Accordingly, our principal shareholders are able to exercise significant influence over the election of our Board of Directors and the outcome of all matters submitted to a vote of our shareholders. Pursuant to our agreement, Gateway Computers may acquire control of us through an option they have to enter into a merger agreement with us which expires on September 16, 2001. If Gateway exercises their option they will be able to elect our entire Board of Directors and control the outcome of all matters submitted to a vote of our shareholders.

                                    BUSINESS

THE COMPANY

         We are a leading manufacturer and marketer of computer products, peripherals and software to business, governmental and individual customers in Brazil. Our diversified family of products includes desktop and notebook personal computers, workstations, network servers, networking equipment, peripherals and software. We sell our own branded products and are the exclusive distributor of Gateway computer products in Brazil.

         We provide integrated information technology solutions for our corporate and governmental customers. We recently introduced a group of integrated solutions for specific vertical markets in response to the growing need for client-server distributed computing solutions in Brazil. Our turn-key business solutions include computer and networking hardware, software, Internet connectivity and support service.

         We believe that we are well positioned to capitalize on the opportunities in the Brazilian marketplace based upon our:

         - Strong brand awareness. Our primary brand, Microtec, has existed since 1982 and is one of the most widely recognized and respected brands in technology in Brazil today. We believe our well known brand helps drive demand for our computer products and turn-key information technology solutions. We believe that the strength of the Microtec brand also facilitates the introduction of new products and provides co-branding opportunities with companies such as Gateway.

         -        Significant management experience in the Brazilian market.
                  Our management team has substantial experience with prevailing business customs, regional and national tax policies, marketing dynamics and economic conditions in Brazil which we believe provide us with significant competitive advantages.

         - Gateway relationship. We enjoy a broad strategic relationship with Gateway Companies, Inc., a leading direct seller of personal computers. Our strategic relationship with Gateway allows us access to a globally recognized brand and provides us with assistance in vendor and supply relationships, purchasing, engineering, brand development, logistics, financing, and strategic development of the Brazilian market.

         - National direct distribution network in Brazil. We strive to attain a direct relationship with the end users of our products and services through various channels including commissioned network representatives, our own retail stores, focused on account teams in government and corporate markets, telemarketing, and Internet commerce. We believe that interfacing directly with end-users promotes customer loyalty and fosters brand awareness. The direct end-user relationships also allow us to maintain, monitor and update database information about our customers and their current and future information technology products and service needs, which can be used to shape future product offerings and support services.

         - Substantial installed base of business and governmental customers. For 1999 approximately 70% of our net sales were derived from business and governmental customers. We believe that this customer base affords us additional opportunities to expand sales of our higher margin business system integration solutions.

                            SELLING SECURITY HOLDERS

         William St. Laurent, our president, and Wolf Partners, LP, a partnership controlled by Mr. St. Laurent, entered into five separate exchange agreements. Each selling security holder was the owner of global medium term notes issued by Technology Acceptance Corporation, a Cayman Island's special purpose corporation. Mr. St. Laurent agreed to exchange shares of our common stock owned by him or Wolf Partners, LP in exchange for a total of $5.1 million of Technology Acceptance Corporation medium term notes. We have agreed to file a registration statement to cover all of the common stock exchanged with the selling security holders under the exchange agreements.

         Technology Acceptance Corporation is a special purpose corporation formed to acquire and hold designated accounts receivable received from us and to issue collateralized notes to third party's investors as part of a securitization program. Through December 1998, we sold approximately $140 million of our accounts receivable to this corporation under the program. As a result of the devaluation of the Real in January 1999, the securitization program became in default. As a result, we no longer sell accounts receivable to the special purpose corporation other than pursuant to our repurchase obligation under the program. We expect that the program will remain in default and the global medium term notes will self-amortize over the life of the receivable portfolio held by Technology Acceptance Corporation.

         On August 14, 2000, we entered into an agreement with The Equity Group. The Equity Group will provide us with financial consulting services. As consideration, we granted The Equity Group options to purchase 20,000 shares of our common stock at an exercise price of $5.50 per share. The options expire on August 14, 2005. We agreed to register the shares underlying the options.

         On July 19, 2000, we entered into a subscription and debt conversion agreement with Chembro America, Inc. and Newton and Assoc. Under the terms of the agreement, we issued 4,653 shares of our common stock in exchange for the conversion of $25,588 of indebtedness, which we owned to Chembro and Newton. We agreed to register the shares of common stock issued under the conversion agreement.

         We entered into an agreement with Gerard Klauer Mattison & Co., Inc. to provide certain investment banking services for a transaction that we completed on September 16, 1999 with Gateway Companies, Inc. Pursuant to the terms of the investment banking agreement, Gerard Klauer Mattison & Co., Inc. is to receive approximately $1.5 million in an investment banking fee for services rendered in such transaction. Gerard Klauer Mattison & Co., Inc. has agreed to receive shares of our common stock in lieu of the cash payment. In November 1999, we issued 200,000 shares to Gerard Klauer Mattison & Co., Inc. as payment for $1.3 million of the fee. In September 2000, we issued 40,000 shares of our common stock as payment for the remaining balance. We agreed to register the shares for resale.

         The shares listed below represent all of the shares which the selling security holders currently own.


                                                      NUMBER OF               SHARES          SHARES OWNED
NAME OF SELLING SECURITY HOLDER                      SHARES OWNED          BEING OFFERED     AFTER OFFERING
-------------------------------                      ------------          -------------     --------------

RH Driehaus Foundation                                 285,750                285,750               --
Deltec Asset Management                                307,143                307,143               --
David Palmisano                                         28,572                 28,572               --
Iseri Pension/Profit Sharing                            48,000                 48,000               --
Marc Iseri                                              16,000                 16,000               --
The Equity Group, Inc.                                  20,000(1)              20,000               --
Chembro America, Inc.                                    3,490                  3,490               --
Newton & Assoc.                                          1,165                  1,165               --
Gerard Klauer Mattison & Co., Inc.                      40,000                 40,000               --

-----------
(1) Includes 20,000 shares of common stock underlying options to purchase shares of our common stock at $5.50 per share.

         We will pay all costs and expenses related to sale and delivery of the shares, the registration statement and prospectus. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

         No selling security holder is or has been an officer, or held any position with us, nor have there been any material relationships between the selling security holders and us during the past three years.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -        privately negotiated transactions;

         -        short sales;

         - broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

         -        a combination of any such methods of sale; and

         -        any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                           DESCRIPTION OF SECURITIES

GENERAL

         As of the date of this prospectus, our articles of incorporation authorize us to issue 60,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of the date hereof, there were outstanding 20,504,626 shares of common stock and no shares of Preferred Stock.

COMMON STOCK

         Each shareholder has the right to one vote per share on all matters which require their vote. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution, or winding up of Vitech, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

         Our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of Vitech.

NASDAQ NATIONAL MARKET

         Our common stock is traded on the Nasdaq National Market under the symbol "VTCH".

TRANSFER AND WARRANT AGENT AND REGISTRAR

         Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                 LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas Pearlman, P.A., Fort Lauderdale, Florida. Atlas Pearlman own 14,430 shares of common stock.

                                    EXPERTS

         The audited Consolidated Financial Statements of Vitech America, Inc., as of December 31, 1998 and 1999, and for each of the three fiscal years in the period ended December 31, 1999, incorporated by reference into this prospectus, have been audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their report with respect thereto, and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                INDEMNIFICATION

         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    PART II


II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.* [UPDATE]

         Registration Fees - Securities and
            Exchange Commission                                     $  1,000
         Cost of Printing and Engraving                             $  1,000
         Legal Fees and Expenses                                    $  5,000
         Accounting Fees and Expenses                               $  5,000
         Miscellaneous                                              $  3,000
                                                                    --------

                  Total                                             $ 15,000

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

ITEM 16.  EXHIBITS

         a. The exhibits constituting part of this registration statement are:

(5.1) Opinion of Atlas Pearlman, P.A. concerning legality of shares being registered pursuant to the Registration Statement.
(10.1)   Exchange Agreement between RH Driehaus Foundation and William St.
         Laurent
(10.2) Exchange Agreement between Deltec Asset Management and Wolf Partners, LP and Georges St. Laurent
(10.3)   Exchange Agreement between David Palmisano and William St. Laurent
(10.4) Exchange Agreement between Marc Iseri Pension/Profit Sharing and William St. Laurent
(10.5)   Exchange Agreement between Marc Iseri and William St. Laurent
(10.6)   Option Agreement with the Equity Group, Inc. dated August 18, 2000
(10.7) Subscription and Debt Conversion Agreement dated July 19, 2000 between and among Vitech America and Chembro America, Inc. and Newton & Assoc.
(23.1)   Consent of Pannell Kerr Forster PC.
(23.3) Consent of Atlas Pearlman, P.A., counsel for the Company, is included in an opinion filed in Exhibit 5.1


Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on this 29 day of September, 2000.

                                         VITECH AMERICA, INC.


                                         By:  /s/ WILLIAM C. ST. LAURENT
                                              ---------------------------------
                                              William C. St. Laurent, President

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                            Title                                     Date
           ---------                                            -----                                     ----

/s/ GEORGES C. ST. LAURENT, III                    Chairman of the Board of Directors              September 29, 2000
--------------------------------                      and Chief Executive Officer
Georges C. St. Laurent, III                          (Principal Executive Officer)



/s/ WILLIAM C. ST. LAURENT                         President, Chief Operating Officer              September 29, 2000
--------------------------------                              And Director
William C. St. Laurent


/s/ EDWARD A. KELLY                                      Chief Financial Officer                   September 29, 2000
--------------------------------                     (Principal Accounting Officer)
Edward A. Kelly


/s/ H.R. SHEPHERD                                               Director                           September 29, 2000
--------------------------------
H.R. Shepherd


                                                                Director
--------------------------------
Francisco Suarez Warden


/s/ WILLIAM ROBIN BLACKHURST                                    Director                           September 29, 2000
--------------------------------
William Robin Blackhurst